Exhibit 99.1

         SafeNet Reports Third Quarter 2006 Financial Results

    Business Continues to Strengthen Marked by 22 Percent Year Over Year Revenue Growth; Strong Cash Flow from Operations at $14 Million


    BALTIMORE--(BUSINESS WIRE)--Oct. 25, 2006--SafeNet (NASDAQ:SFNT), setting the standard for information security, today announced estimated results for the third quarter ended September 30, 2006.

    Estimated revenues for the three-month period ended September 30, 2006, increased 22 percent to $76.8 million, compared to $62.9 million for the same period in 2005. Excluding the Eracom acquisition, year-over-year revenue growth was 17 percent.

    SafeNet is not providing detailed non-GAAP financials for the quarter ended September 30, 2006 due to the previously announced review and analysis of SafeNet's historical stock option grants. The accompanying discussion of estimated results, along with the related financial tables, are consistent with generally accepted accounting principles (GAAP), however, do not include any adjustments that will result from that stock option grant review. The Company is providing estimates of GAAP financial measures that have in past periods been used to calculate non-GAAP financial information.

    Estimated net loss under GAAP for the quarter ended September 30, 2006 was $3.2 million or ($0.15) per share, which compares to a GAAP net income of $0.2 million, or $0.01 per diluted share, for the same period of 2005. Estimated GAAP net loss includes pre-tax amounts of $6.4 million of costs reflecting restatement-related costs which include legal and other professional fees associated with stock option accounting issues, $4.8 million for amortization of acquired intangibles and $3.5 million for the expensing of stock options in accordance with FAS 123R. The assumed effective income tax rate is 35 percent.

    SafeNet currently anticipates reporting its results entirely in GAAP beginning the first quarter of 2007. The Company anticipates continuing to provide estimates of GAAP financial measures that have in past periods been used to calculate non-GAAP financial information.

    Third Quarter 2006 Financial Highlights


-- Cash, cash equivalents and short term investments was $328.5 million as of September 30, 2006, as compared to $342.7 million from December 31, 2005. The September 30 amount does not give effect to the anticipated repayment by the Company of principal, interest and other amounts relating to its $250 million of outstanding convertible subordinated notes. The Company expects the total repayment amount to be approximately $254 million.

-- Estimated operating cash flow was approximately $14 million for the third quarter of 2006 and approximately $40 million for the nine months ended September 30, 2006. This compares to $4.0 million and $21 million for the same period of 2005.


    Walter W. Straub, Chairman and Interim CEO of SafeNet, stated, "This is the second consecutive quarter of strong performance across all areas of SafeNet's businesses. We are particularly pleased to have been able to deliver 17 percent year-over-year revenue growth, excluding acquisitions. Commercial Enterprise continued its recovery with sequential revenue growth and improved profitability. Some of the drivers that could help continue what we hope develops into a trend include growing momentum from our data at rest products, strengthening of our authentication products from initiatives like HSPD-12 and the SWIFT business that is expected to positively impact the next several quarters. Beyond Commercial Enterprise, we continue to see very strong momentum from the Classified Government business emanating from the U.S. Government's Cryptographic Modernization Initiative, continued and more widespread adoption of our embedded security technologies from OEM and strength from our online content protection business out of Rights Management."

    Mr. Straub continued, "Separately, progress has been made with respect to the stock option granting issues. We have identified the impacted periods and estimated compensation expenses. Our objective now is to file the second quarter 2006 Form 10-Q as soon as is practicable, with a goal to do so during this fourth quarter. I believe it is noteworthy that despite the distractions, the Company continued to move forward and performed well during the quarter."

    Third Quarter 2006 Business Highlights

    Customer Wins

-- SafeNet announced that SWIFT selected SafeNet as a provider of Hardware Security Modules (HSM) and authentication tokens for its customers to use on its worldwide financial services network. SafeNet's Luna HSMs and iKey authentication tokens will be used to protect PKI operations on the SWIFT financial services network.

-- An Asian government selected SafeNet's high speed ethernet encryptor, the first sale of these products in the region.

-- Romax Technology, a leading provider of software and consulting to the global transmission industry, selected SafeNet's Sentinel RMS to replace its existing license management system: FlexLM from Macrovision. The implementation of SafeNet's licensing and fulfillment will enable Romax to ensure effective rights control of its high-value engineering design software. SafeNet's Sentinel RMS will also allow Romax to streamline development and gain better control and understanding over their products in order to generate new revenue opportunities and earn fair compensation.

-- The GL Company, distributor of instrument-based learning systems, and Jetcam France, developer of PSM OEE (Overall Equipment Effectiveness), chose SafeNet's Sentinel Hardware Keys to protect their software. Sentinel Keys are software rights management tokens that protect software vendors from unauthorized use or distribution of their products.

-- Fourteen countries including Australia, Finland, France, Iceland,
   New Zealand, Hong Kong, Singapore and Thailand selected SafeNet's HSMs to secure the Electronic Passport Projects. E-Passport Projects are managed by local government immigration departments as a preventive measure to combat irregular immigration and unauthorized data alteration.

-- Azaire Networks, a leading provider of Fixed Mobile Convergence
   (FMC) solutions, completed deployment of SafeNet's QuickSec Server Toolkit with its IP Converged Network Platform (IP-CNP). This successful deployment demonstrates how the integration of industry leading solutions can help protect service providers and subscribers against threats, such as fraud, privacy violations and denial of service attacks.


    Product and Other Business Developments


-- SafeNet launched Sentinel RMSe, the only feature control and licensing solution designed specifically for embedded systems. Sentinel RMSe allows embedded systems vendors to increase profitability by pricing, packaging, and managing the software that powers their embedded devices according to market needs.

-- SafeEnterprise(TM) SONET/SDH OC-3, OC-12, and OC-48 Encryptors have received Federal Information Processing Standards (FIPS)
   140-2, Level 3 approval, making them widely recognized as highly secure.

-- SafeNet announced the launched www.HSPD-12.org, a Web site developed by the members of the HSPD-12 Interoperability Consortium to provide government agencies and systems integrators with information on available solutions necessary to comply with White House-issued Homeland Security Directive (HSPD) 12. The directive mandates that all Federal employees and contractors need to use a smartcard as identification badges for physical access and logical access to IT resources.


    Share Repurchase Program - On May 4, 2006, the Company's Board of Directors approved a share repurchase program authorizing the repurchase of up to $50 million of the Company's common stock. The Company completed this program on July 24, 2006, using approximately $16 million during the third quarter. The program resulted in the repurchase of a total of 3.1 million shares of common stock.

    Stock Option Granting Issues Summary and Update


-- SafeNet announced that it was not able to file the Form 10-Q for the quarter ended June 30, 2006 by the early October timeframe previously disclosed, and it is now working towards filing this Form 10-Q during the fourth quarter of 2006. As expected, in connection with this delay, SafeNet received a purported notice of acceleration from Citibank, N.A., Trustee, under the Indenture relating to the issuance of its $250 million 2 1/2% Convertible Subordinated Notes Due 2010 ("Notes") and the Company is preparing to repay these Notes.

-- SafeNet concluded that certain option grants made between 2000 and 2005, including grants to directors, officers and employees, were or likely were accounted for using incorrect measurement dates under applicable accounting rules in effect at the time, and that material non-cash, stock-based compensation expenses related to these option grants will have to be recorded. The Company's work in this area is continuing.

-- New executive appointments were made following the resignations of Anthony A. Caputo, Chairman and Chief Executive Officer and Carole Argo, President and Chief Operating Officer

    -- Walter W. Straub was appointed Chairman and Interim Chief
       Executive Officer

    -- Chris Fedde was appointed President and Chief Operating Officer

    -- John W. Frederick was appointed Interim Chief Financial Officer


    Current Business Outlook for Fourth Quarter 2006

    The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not reflect the potential impact of any mergers, acquisitions or other business combinations that may be completed after the date of this release.

    During the quarter, SafeNet's corporate representatives may reiterate the Company's published Business Outlook during private meetings with investors, investment analysts, the media and others. Prior to the start of SafeNet's quiet period for the fourth quarter of 2006, the public can continue to rely on the Business Outlook set forth in this press release as being SafeNet's current expectations unless SafeNet publishes a notice stating otherwise. During the quiet period, SafeNet and its corporate representatives will not comment concerning the previously published Business Outlook and previously published guidance should no longer be considered the Company's then current Outlook. During the quiet period, the Company's press releases and filings with the SEC on Forms 10-K and 10-Q should be considered historical, speaking as of prior to the quiet period only and not subject to update by the Company. SafeNet's quiet period at the end of the fourth quarter is expected to run from December 18, 2006 until financial results are released in February 2007. This period may be affected by any delay in the filing of the Company's financial statements.

    These estimates and statements may be impacted by the results of the Company's ongoing investigation of its past stock option granting practices as described more fully above.

    For the quarter ending December 31, 2006, SafeNet currently expects to achieve revenues in the range of $78 to $82 million.

    For the year ending December 31, 2006, SafeNet is narrowing and slightly increasing its revenue outlook and currently expects to achieve revenues in the range of $288 to $292 million.

    GAAP net income will include pre-tax amounts pertaining to: (i) acquisition-related charges, primarily consisting of amortization of acquired intangibles estimated to be approximately $5 million for the quarter ending December 31, 2006 and approximately $20 million for the year ending December 31, 2006; and (ii) compensation expense associated with the expensing of stock options in accordance with FAS 123R before the effect of restating grant measurement dates as more fully described above, estimated to be approximately $4 million for the quarter ending December 31, 2006 and approximately $13 million for the year ending December 31, 2006. The Company does not expect to exclude any additional integration charges for the quarter ending December 31, 2006 as the integrations are essentially complete.

    Conference Call

    As previously announced, SafeNet is hosting a conference call today at 5:00 pm EDT. To join SafeNet in the conference call, dial 1-866-356-4441 and use passcode 78872838 within the United States. If you are calling from outside the U.S., please dial 617-597-5396 and use the same passcode. The conference call will also be available via live webcast at http://www.safenet-inc.com/safenetinvestor/index.asp. A replay of the conference call will be immediately available via webcast on SafeNet's Investor Relations site.

    About SafeNet, Inc.

    SafeNet is a global leader in information security. Founded more than 20 years ago, the Company provides complete security utilizing its encryption technologies to protect communications, intellectual property and digital identities, and offers a full spectrum of products including hardware, software, and chips. ARM, Bank of America, Cisco Systems, the Departments of Defense and Homeland Security, Adobe, Samsung, Texas Instruments, the U.S. Internal Revenue Service and scores of other customers entrust their security needs to SafeNet. For more information, visit www.safenet-inc.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    Statements contained in this document that are not historical facts, including, without limitation, statements relating to the estimated impact of expensing stock options under FAS 123R, could be deemed to be forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current expectations and beliefs, are not guarantees of future performance and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, such as, among others, economic, business, competitive, and/or regulatory factors affecting SafeNet's business generally, including those set forth in SafeNet's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and its other filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, SafeNet's results could differ materially from the expectations in these statements. SafeNet assumes no obligation and does not intend to update or alter these forward-looking statements, whether as a result of new information, future events, or otherwise.

    Editor's Note: SafeNet, Sentinel, iKey and QuickSec are registered trademarks and SafeXcel is a trademark of SafeNet. All other trademarks are the property of their respective owners.


                            SAFENET, INC.
                           AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
  (Unaudited and estimated - In thousands, except per share amounts)

                                         September 30,   December 31,
                                             2006          2005 (A)
                                        --------------- --------------

                 Assets
----------------------------------------

Current assets:
  Cash and cash equivalents                    $59,661        $63,934
  Short term investments                       268,814        278,785
  Accounts receivable, net of allowance
   for doubtful accounts                        43,546         67,722
  Inventories, net of reserve                   26,606         22,176
  Unbilled costs and fees                        1,876          4,025
  Deferred income taxes                          9,563          9,575
  Other current assets                          13,263          5,874
                                        --------------- --------------
    Total current assets                       423,329        452,091
Equipment and leasehold improvements,
 net of accumulated                             18,618         17,904
Computer software development costs, net
 of accumulated                                  4,355          3,886
Goodwill                                       341,118        339,785
Intangible assets, net of accumulated
 amortization                                  117,508        132,318
Other assets                                     2,370          8,168
                                        --------------- --------------
    Total assets                              $907,298       $954,152
                                        =============== ==============

  Liabilities and Stockholders' Equity
----------------------------------------

Current liabilities:
  Accounts payable                             $14,041        $19,770
  Accrued salaries and commissions              12,543         14,007
  Advance payments and deferred revenue         12,756         11,009
  Accrued warranty                               4,393          4,443
  Other accrued expenses                        19,254         12,768
  Accrued income taxes                          11,145          9,385
  Current portion of long-term debt            250,000              -
                                        --------------- --------------
    Total current liabilities                  324,132         71,382

Long-Term Debt                                       -        250,000
Deferred tax liability                          36,650         43,599
Other long-term liabilities                      5,524          6,040
                                        --------------- --------------
    Total liabilities                          366,306        371,021

Stockholders' equity:
  Preferred stock, $.01 par value per
   share
    Authorized 500 shares, none issued
     and outstanding                                 -              -
  Common stock, $.01 par value per share           256            253
  Additional paid-in capital                   664,867        651,745
  Treasury stock                               (99,911)       (49,990)
  Accumulated other comprehensive income         3,694          2,225
  Accumulated deficit                          (27,914)       (21,102)
                                        --------------- --------------
    Net stockholders' equity                   540,992        583,131
                                        --------------- --------------
    Total liabilities and stockholders'
     equity                                   $907,298       $954,152
                                        =============== ==============

(A) Derived from the audited financial statements as of December 31, 2005.

The above estimates and statements may be impacted by the results of the Company's ongoing investigation of its past stock option granting practices.

Certain prior period amounts were reclassified to conform to current period presentation.



                            SAFENET, INC.
                           AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
  (Unaudited and estimated - In thousands, except per share amounts)

                                Three Months Ended  Nine Months Ended
                               ---------------------------------------
                               Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Revenues
  Licenses and royalties         $5,410    $3,501   $14,242   $11,752
  Products                       63,000    51,515   170,236   154,689
  Service and maintenance         8,361     7,929    25,308    19,358
                               --------- --------- --------- ---------
                                 76,771    62,945   209,786   185,799

Cost of revenues
  Licenses and royalties             10         4        23       158
  Products                       35,966    26,903    95,181    77,980
  Service and maintenance         1,852     2,394     5,984     4,889
  Amortization of acquired
   intangible assets              3,252     3,488     9,866    10,468
                               --------- --------- --------- ---------
Cost of revenues                 41,080    32,789   111,054    93,495
                               --------- --------- --------- ---------

  Gross profit                   35,691    30,156    98,732    92,304
                               --------- --------- --------- ---------

Restructuring charges                 -        (9)      613     2,573
Research and development
 expenses                         9,678     9,435    28,302    27,063
Sales and marketing expenses     13,089    14,058    38,393    37,592
General and administrative
 expenses                        16,110     5,823    37,184    17,384
Write-off of acquired in-
 process research and
 development costs                    -    (1,119)        -     1,196
Costs of integration of
 acquired companies                 174       834     2,131     6,567
Amortization of acquired
 intangible assets                1,580     2,267     5,108     6,633
                               --------- --------- --------- ---------
  Total operating expenses       40,631    31,289   111,731    99,008
                               --------- --------- --------- ---------

  Operating loss                 (4,940)   (1,133)  (12,999)   (6,704)

Interest and other income, net    1,410     1,177     4,015     3,826
                               --------- --------- --------- ---------

  Loss before income taxes       (3,530)       44    (8,984)   (2,878)

Income tax benefit (expense)        360       191     2,172      (609)
                               --------- --------- --------- ---------

Net loss                        $(3,170)     $235   $(6,812)  $(3,487)
                               ========= ========= ========= =========


Loss per common share:
                               --------- --------- --------- ---------
  Basic                          $(0.15)    $0.01    $(0.30)   $(0.14)
                               ========= ========= ========= =========

                               --------- --------- --------- ---------
  Diluted                        $(0.15)    $0.01    $(0.30)   $(0.14)
                               ========= ========= ========= =========

Shares used in computation:
  Basic                          21,156    25,009    22,914    24,719
  Diluted                        21,156    25,935    22,914    24,719



The above estimates and statements may be impacted by the results of the Company's ongoing investigation of its past stock option granting practices.

Certain prior period amounts were reclassified to conform to current period presentation.



    CONTACT: SafeNet, Inc.
             Gregg Lampf, 443-327-1532
             glampf@safenet-inc.com
             www.safenet-inc.com